Exhibit 22 - List of Subsidiaries

                                                       Jurisdiction of
                                                        Incorporation
                                                        -------------

        Wilshire Oil of Canada, Ltd.                    Alberta, Canada
        Calgary, Alberta, Canada

        Britalta Venezolano, Ltd.                       Alberta, Canada
        Calgary, Alberta, Canada


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